GVI Security Solutions, Inc. Reports Eighth Consecutive Profitable Quarter

CARROLLTON, Texas, March 12, 2008 - GVI Security Solutions, Inc. (OTCBB: GVSS), a leading provider of video security solutions featuring the complete Samsung Electronics line of products, today announced its year-end financial results for 2008.

"Reporting eight consecutive profitable quarters and year over year revenue growth reflects the solid performance we are delivering at GVI," said GVI Chairman/CEO Steven Walin.  “We delivered top line growth, while keeping a focus on enhancing profitability.”

“During 2008, we announced a string of high profile contract wins in our key banking, retail and education market verticals, as well as continued strength from our core day-to-day business of repeat sales to installers and integrators,” continued Mr. Walin. “Moving into 2009, we are continuing to see positive results as reflected in our recent announcement of a two-year contract renewal from a major U.S. based international retailer expected to generate $15,000,000 of revenues.”

Net revenues increased approximately $2.3 million, to approximately $47.3 million during the year ended December 31, 2008 from approximately $45.0 million during the year ended December 31, 2007.   The increase in revenues reflects increased sales to distributors, integrators and installers of a variety of products manufactured by Samsung Electronics as well as GVI branded products, as the Company continued to introduce new products to complement its existing lines.

For the year ending December 31, 2008, pre-tax earnings from continuing operations were approximately $2.0 million or $0.06 per diluted share as compared to $1.5 million or $0.04 per diluted share in the year ending December 31, 2007. For 2008, the company reported income tax expense of $705,000 as compared to 2007 when a tax loss carry-forward produced a net income tax benefit of approximately $942,000. On an after-tax basis for the year ending December 31, 2008 net income was approximately $1.3 million or $0.04 per diluted share, as compared with net income of approximately $2.6 million or $0.07 per diluted share for the year ended December 31, 2007.

"We are pleased with our results for the year," said GVI Chief Operating Officer/CFO Joe Restivo. “In the face of a worldwide recession, we increased revenues and pre-tax operating profits. A major contributing factor is the strong service and support we deliver to our customers.  We believe our success is attributable to stocking the right products for our customers and backing the product up with instantly available technical support.  Throughout the year, we’ve been able to maintain premium pricing that has positively impacted our profits, gross margin and revenue. With co-operation from Samsung Electronics we continue to invest in expanding our sales and marketing programs in North and South America, while keeping a tight rein on other expenses.”

Selling, general, and administrative expenses increased 12% to approximately $11.6 million for the year ended December 31, 2008 from approximately $10.3 million for the year ended December 31, 2007.  The increase was attributable to increased sales and marketing as general and administrative expenses were essentially unchanged during the year.

“As a result of our achievement of net income in excess of $1 million for the year ending December 31, 2008, the interest rate under our credit facility with Wells Fargo will be reduced by .50% per annum commencing within 30 days of Wells Fargo’s receipt of our financial statements for the year ended December 31, 2008,” added Mr. Restivo. “This will have a positive impact on our results for 2009.”

Interest expense for the year ended December 31, 2008 decreased 32% to approximately $686,000, from approximately $1.0 million in the year ended December 31, 2007

Earnings Conference Call

GVI will host a conference call at 4:15 p.m. Eastern Standard Time on Thursday, March 12, 2009, to discuss the company's earnings for the year ended December 31, 2008. To participate in the event by telephone, please dial 1.800.434.1335 five to 10 minutes prior to the start time (to allow time for registration) and enter conference code 27664749 followed by the # key on your touchtone phone. The conference call will be broadcast live over the Internet and can be accessed at: http://register.webcastgroup.com/event/?wid=0710312094587
To monitor the live webcast, please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For your convenience you can also pre-register at any time.  An audio replay of the event will be archived at the above Web address for one year.  A digital replay of the call will be available immediately following the completion of the call. Dial 1.800.977.8002 and enter conference code 27664749 followed by the # key on your touchtone phone. The digital replay will be available for one year.

About GVI Security Solutions, Inc.

GVI Security Solutions, Inc. (OTCBB: GVSS) is a leading provider of video surveillance and security solutions, with sales and service representation throughout North, Central and South America. The company provides Samsung Electronics and GVI branded products, software and services to the homeland security and commercial markets.  Their customers include governments, major retail chains, leading financial institutions and public and private school systems.

Forward-Looking Statements:

Some of the statements made by GVI Security Solutions, Inc. in this press release are forward looking in nature. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. GVI Security Solutions, Inc. believes that its primary risk factors include, but are not limited to: reliance on primary supplier; concentration of customers; credit limits imposed by primary supplier; effective integration of recently acquired operations and personnel; expansion risks; effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; rapid change in technology; the number and size of competitors in its markets; outstanding indebtedness; control of the Company by principal stockholders; law and regulatory policy; the mix of products and services offered in the company's target markets; and other factors detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2007 currently on file, as well as the risk that projected business opportunities will fail to materialize or will be delayed.

GVI Security Solutions, Inc.
Consolidated Statements of Operations
Years Ended December 31, 2008 and 2007
(In thousands, except per share amounts)
	2008	2007

Revenues	$47,333	$45,025

Cost of Revenues	33,152	32,238

Gross Profit	14,181	12,787

Selling, General and Administrative Expenses	11,554	10,312

Income from operations	2,627	2,475

Other Income	60	-
Interest Expense	(686)	(1,012)

Income from continuing operations before income taxes and income from discontinued operations	2,001	1,463

Income Tax (Expense) Benefit	(705)	942

Income from continuing operations before income from discontinued operations	1,296	2,405

Income from discontinued operations, net of taxes	-	232

Net income	$1,296	$2,637

Basic income per share
Continuing operations	$0.05	$0.08
Discontinued operations	$0.00	$0.01
Net income	$0.05	$0.09
Diluted income per share
Continuing operations	$0.04	$0.07
Discontinued operations	$0.00	$0.01
Net income per share	$0.04	$0.08

Shares Used in Calculation of Net Income per share - basic	28,182,079	28,044,465
Shares Used in Calculation of Net Income per share - diluted	32,834,231	33,595,044

Investor Contact:
Leon Hamerling
Investor Media Group
877-725-2500

Company Contact:
Esra Pope
GVI Security Solutions
972-245-7353